PRESS RELEASE
FOR IMMEDIATE RELEASE                                      OTC-BB: IVIP
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      Internet VIP Signs Agreement to Acquire Yapalot Communications Inc.

                 The two "Voice over Internet Protocol" carriers
                              combine their forces

Montreal, Canada, June 1, 2001 - Internet VIP Inc. (OTC-BB: IVIP) announced today that it has signed a merger agreement to acquire 100% of the issued and outstanding shares of Yapalot Communications Holdings Inc., a Toronto-based company that provides VoIP (Voice over Internet Protocol) communication services.

Under the terms of the acquisition, IVIP will satisfy the purchase price through the issuance of common shares to Yapalot shareholders. Subsequent to the transaction, shareholders <<of each company shall own 50% of the merged entity's outstanding stock. Completion of this transaction is subject to all requisite regulatory and shareholder approvals.

Yapalot is a major innovator in the telecommunications industry offering unlimited long distance services for a flat monthly fee. With its vast IP gateways, Yapalot provides communications services at cost effective rates to consumers, worldwide, including USA, Canada, Spain, France, Italy, the United Kingdom, Israel, Russia, Hong Kong, Germany, the Netherlands, Belgium, Australia, Austria, Denmark, Ireland, New Zealand, Switzerland and Norway.

"Internet VIP and Yapalot complement each other", said Dr. Ilya Gerol, Chairman of the Board of IVIP and of the combined entity. "We serve a lucrative international clientele that is mainly located in the countries of Eastern Europe. By this summer, we anticipate significantly increased consumer demand for our products and services through our IP gateways in Moscow and St. Petersburg. This acquisition will also enable the company to establish operations in international and other emerging markets. Yapalot has a valuable customer base in North America and its technology infrastructure will help to fully satisfy the needs of our current and future customers."

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Yuval Barzakay,  President and Chief Executive Officer of Yapalot, said: "We are
excited  to  join  the  IVIP   management   team.   Their  vast  experience  and
international network will enable us to fully exploit our IP gateways and accelerate the pace of our growth. This will establish a stronger technological base, that will be of great benefit to our present and future customers."

Dr. Gerol adds: "The synergies between the two companies will enable us to accelerate our own revenue growth and more than triple our forecasted revenue. With that growing volume of business, we will significantly improve our profit margins and have a profitable operation by the end of this year."

"The international VoIP telecommunications market is growing at a tremendous pace. IDC, a respected American research firm, predicts that traffic on VoIP networks will jump from several hundreds million minutes in 2000 to over 100 billion minutes by 2004. VIP Yapalot will now have the resources to capture a good part of that market," concluded Dr. Gerol.

For more information, please contact:

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

Ilya Gerol, Chairman of the Board, Internet VIP Inc.                Tel.: (514) 448-4847

Yuval Barzakay, President and CEO, Yapalot Communications Inc.      Tel.: (416) 736-8882

Renmark Financial Communications
Sylvain Laberge, slaberge@renmarkfinancial.com                      Tel.: (514) 939-3989
or Barry Mire, bmire@renmarkfinancial.com                           Fax: (514) 939-3717

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